Exhibit 10.27(a)

SPANSION INC.

CHANGE OF CONTROL SEVERANCE AGREEMENT

This Change of Control Severance Agreement (the “Agreement”) is made and entered into by and between                      (the “Executive”) and Spansion Inc. (the “Company”), effective as of the latest date set forth by the signatures of the parties hereto below (the “Effective Date”). For purposes of the employment relationship only, the “Company” includes Spansion LLC.

RECITALS

A. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Executive and can cause the Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its securityholders to assure that the Company will have the continued dedication and objectivity of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

B. The Board believes that it is in the best interests of the Company and its securityholders to provide the Executive with an incentive to continue the Executive’s employment and to motivate the Executive to maximize the value of the Company upon a Change of Control for the benefit of its securityholders.

C. The Board believes that it is imperative to provide the Executive with severance benefits upon the Executive’s termination of employment following a Change of Control that provides the Executive with enhanced financial security and provides incentive and encouragement to the Executive to remain with the Company notwithstanding the possibility of a Change of Control.

D. Certain capitalized terms used in the Agreement are defined in Section 4 below.

The parties hereto agree as follows:

1. Term of Agreement. This Agreement shall terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied or upon cancellation with written notice by either of the parties setting forth the effective date of such cancellation; provided, however, that the effective date of such cancellation shall in no event be earlier than two (2) years from the date on which the written notice of cancellation is given. If, prior to the occurrence of a Change of Control, the Executive ceases to be employed by the Company for any reason, then this Agreement shall terminate on the effective date of the Executive’s termination of employment.

2. At-Will Employment. The Company and the Executive acknowledge that the Executive’s employment is and shall continue to be “at-will,” as defined under applicable law. The Executive understands that nothing in this Agreement modifies the Executive’s “at-will” employment status with the Company; the Company or the Executive may terminate the employment relationship at any time, with or without cause.

3. Change of Control Severance Benefits.

a. Involuntary Termination other than for Cause, Death or Disability or Voluntary Termination for Good Reason Following A Change of Control. If, within twenty-four (24) months following a Change of Control, the Executive’s employment is terminated involuntarily by the Company other than for Cause, or due to death or Disability, or by the Executive pursuant to a Voluntary Termination for Good Reason, and the Executive executes and does not revoke a general release of claims against the Company and its affiliates in a form acceptable to the Company, which release shall be executed by the Executive within 60 days of its receipt, then the Company shall provide the Executive with the benefits set forth below:

(i) Cash Award. A lump sum payment in the amount of              percent (        %) of the aggregate of (AA) the Executive’s annual base salary immediately prior to such employment termination plus (BB) the Executive’s target opportunity under the pay for performance plan for such year as is in effect immediately prior to such termination, in addition to any other earned but unpaid compensation due through the date of such termination, as well as a pro rata portion of any payment due the Executive under the pay for performance plan for such year as is in effect immediately prior to such termination based on the number of days elapsed during such year through the date of termination. This lump sum payment is to be paid as soon as practicable after the effective date of the employment termination but in any case, by no later than March 14 of the calendar year following the calendar year in which such termination occurs.

(ii) Acceleration of Vesting of Equity Awards. All vesting for (AA) outstanding options to purchase the common stock of the Company or any affiliate of the Company granted under any equity plan of the Company or affiliate of the Company then held by the Executive, (BB) restricted stock granted under any equity plan of the Company or affiliate of the Company then held by the Executive and (CC) other equity and equity equivalent awards granted under any equity plan of the Company or affiliate of the Company then held by the Executive shall be accelerated in full to on or before the effective employment termination date, and thereafter all such options, restricted stock and other equity awards shall be immediately vested, and, where applicable, exercisable for such period of time following termination as provided for by the specific agreements governing each such award.

(iii) Benefits Continuation. For the period beginning on the date such involuntary termination by the Company other than for Cause, termination due to death or Disability, or the Executive’s Voluntary Termination for Good Reason occurs, and ending on the date which is eighteen (18) months following the date of such termination, the Company shall pay directly, on behalf of the Executive, or reimburse the Executive, at the Company’s option, for premium costs incurred by the Executive and the Executive’s dependents for medical and dental benefits continuation coverage pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), Sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended, and under any other applicable law, to the extent required by such laws, as if the Executive had terminated employment with the Company on the date such benefits coverage terminates. If

Executive commences receiving medical and/or dental coverage through another employer on some date during the above-referenced eighteen (18) month period, from that date through the end of the eighteen (18) month period, coverage under the applicable Spansion medical and/or dental plan will become secondary to the coverage of the other employer.

(iv) All of the foregoing benefits shall replace and be in lieu of any other severance benefit(s) to which Executive would otherwise be entitled following a Change of Control.

b. Voluntary Resignation. Termination For Cause. If the Executive’s employment terminates by reason of the Executive’s voluntary resignation (and is not a Voluntary Termination for Good Reason), or if the Executive is terminated for Cause, then the Executive shall not be entitled to receive severance or other benefits pursuant to this Agreement. In such event, the Executive shall receive all earned but unpaid compensation as may be required by law.

c. Disability; Death. If the Executive’s employment with the Company terminates as a result of the Executive’s Disability, or if the Executive’s employment is terminated due to the death of the Executive, then the Executive or the Executive’s estate shall not be entitled to receive severance or other benefits pursuant to this Agreement. In such event, the Executive or the Executive’s estate shall receive all earned but unpaid compensation as may be required by law.

d. Termination Apart from Change of Control. In the event the Executive’s employment is terminated for any reason not related to a Change of Control prior to the occurrence of a Change of Control, or for any reason after the twenty-four (24) month period following a Change of Control, then the Executive shall not be entitled to receive severance or other benefits pursuant to this Agreement. In such event, the Executive shall receive all earned but unpaid compensation as may be required by law.

4. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

a. Cause. “Cause” means (i) an act of personal dishonesty taken by the Executive in connection with the Executive’s responsibilities as an employee and intended to result in substantial personal enrichment of the Executive, (ii) the Executive’s conviction of, or plea of guilty or no contest to, any felony, (iii) a willful act by the Executive which constitutes gross misconduct and which is injurious to the Company, (iv) following delivery to the Executive of a written demand for performance from the Company which describes the basis for the Company’s reasonable belief that the Executive has not substantially performed the Executive’s duties, continued willful and deliberate failure by the Executive to substantially perform such duties, or (v) the Executive’s material breach of this Agreement or of the Executive’s Proprietary Information Agreement. Where the Company determines Cause for termination exists and the Executive disagrees with such determination, the Executive will be given an opportunity to refute such determination before the Company’s directors, at an executive session of the Board of Directors, whose determination will be binding.

b. Change of Control. “Change of Control” means the occurrence of any of the following events:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of more than thirty three percent (33%) of either (1) the then-outstanding shares of common stock of the Corporation (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this clause (a), the following acquisitions shall not constitute a Change of Control Event; (A) any acquisition directly from the Corporation, (B) any acquisition by the Corporation, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any affiliate of the Corporation or a successor, or (D) any acquisition by any entity pursuant to a transaction that complies with Sections b.(ii), (iii) and (iv), below;

(ii) Individuals who, as of the date hereof, constitute the Board or the board of directors of any entity that directly or indirectly owns all of the outstanding equity securities of the Corporation (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board (or the board of directors of any entity that directly or indirectly owns all of the outstanding equity securities of the Corporation); provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least two-thirds of the individuals then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and the member’s predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board or the board of directors of any entity that directly or indirectly owns all of the outstanding equity securities of the Corporation;

(iii) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Corporation or any of its Subsidiaries or any parent entity, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or stock of another entity by the Corporation or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Corporation or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, more than thirty three percent (33%) of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of thirty three percent (33%) existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv) Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation other than in the context of a transaction that does not constitute a Change of Control Event under clause (c) above.

c. Disability. “Disability” means that the Executive has been unable to perform the Executive’s Company duties as the result of the Executive’s incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such Agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate the Executive’s employment. In the event that the Executive resumes the performance of substantially all of the Executive’s Company duties before the termination of the Executive’s employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

d. Voluntary Termination for Good Reason. “Voluntary Termination for Good Reason” means the Executive voluntarily resigns after the occurrence of any of the following: (i) without the Executive’s express written consent, a material reduction of the Executive’s duties, title, authority or responsibilities; provided, however, that a reduction in duties, title, authority or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (e.g., when the Chief Financial Officer of the Company continues to perform the same duties, following a Change of Control, for the group that was formerly the Company, but is not made the Chief Financial Officer of the acquiring corporation) shall not by itself constitute grounds for a “Voluntary Termination for Good Reason”; (ii) without the Executive’s express written consent, a material reduction in the base salary of the Executive, which amount shall be not less than ten percent (10%) except where such reduction is an “across-the–board” reduction applicable to all employees or all similarly-situated employees; (iii) the relocation of the Executive to a facility or a location that is both further away from where the Executive generally lives during the workweek and more than forty-five (45) miles from the Executive’s then present location of employment; or (iv) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 5(a) below. The Executive and the Company intend the foregoing definition to comply with the requirements of Treasury Regulation Section 1.409A-1(n) and hereby agree that such definition shall be interpreted in a manner consistent with such requirements.

If an event noted in this Section 4(d) occurs and provides a basis for the Executive to resign pursuant to a Voluntary Termination For Good Reason, the following additional requirements shall apply: (i) the Executive shall give to the most senior person in charge of Human Resources, within 30 days of the occurrence of the event, at least 30 days written notice of the date that the Executive intends to terminate employment under this Section 4(d) and (ii) the Company shall have 30 days to remedy the condition or event identified in the Executive’s written notice.

5. Successors.

a. Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 5(a) or which becomes bound by the terms of this Agreement by operation of law.

b. Executive’s Successors. The terms of this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6. Notice.

a. General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service. In the case of the Executive, mailed notices shall be addressed to the Executive at the Executive’s home address that the Company has on file for the Executive. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

b. Notice of Termination of Employment. Any termination of Executive’s employment by the Company for Cause or by the Executive pursuant to a Voluntary Termination for Good Reason shall be communicated by a notice of employment termination to the other party given in accordance with Section 6(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the effective termination date (which shall be not more than thirty (30) days after the giving of such notice). The failure by either party to include in the notice any fact or circumstance that contributes to a showing of Voluntary Termination for Good Reason or termination for Cause shall not waive any right of the party hereunder or preclude the party from asserting such fact or circumstance in enforcing the party’s rights hereunder.

7. Confidentiality; Non-Solicitation.

a. Confidentiality. While the Executive is employed by the Company or an affiliate of the Company, and thereafter, the Executive shall not directly or indirectly disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below). Upon termination of the Executive’s employment with the Company (or affiliate of the Company), all Confidential Information in the Executive’s possession that is in written or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to the Company and shall not be retained by the Executive or furnished to any third party, in any form, except as provided herein; provided, however, that the Executive shall not be obligated to treat as confidential any Confidential Information that (i) was publicly known at the time of disclosure to the Executive, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by any person or entity or (iii) is lawfully disclosed to the Executive by a third party. For purposes of this Agreement, the term “Confidential Information” shall mean information disclosed to the Executive or known by the Executive as a consequence of or through the Executive’s relationship with the Company, and includes technical information (e.g., know-how, formulas, computer programs, software and documentation, secret processes or machines, inventions and research projects), business information (e.g., information about costs, profits, manufacturing yields, markets, sales, suppliers, customers, business development plans and public relations methods), personnel information (e.g., policies, employee compensation, employee work preferences, and personnel files) and other non-public data and information of a similar nature of the Company and its affiliates.

b. Non-Solicitation; Non-Disparagement. In addition to the Executive’s obligations under any proprietary information or similar agreement, the Executive shall not for a period of two (2) years following the Executive’s termination of employment for any reason, either on the Executive’s own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or shareholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from the Company or any of the Company’s affiliates any of their respective officers, employees or customers; provided, however, that a general advertisement to which an employee of the Company or one of its affiliates responds shall in no event be deemed to result in a breach of this Section 7.b. In addition, the Executive shall not, and shall use reasonable efforts to ensure that the Executive’s attorneys, agents or other representatives do not, take any action or make or publish any statement, whether oral or written, which disparages in any way, directly or indirectly, the Company or any of the present or former employees, officers, directors or affiliates of the Company, or which interferes in any way with the ability of the Company or any of its affiliates to market its products or services, to retain existing customer relationships or to obtain new customer relationships.

c. Survival of Provisions. The provisions of this Section 7 shall survive the termination or expiration of the Executive’s employment with the Company and shall be fully enforceable thereafter. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 7 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

8. Code Section 280G.

a. In the event that: (i) the aggregate payments or benefits to be made or afforded to the Executive which are deemed to be “parachute payments” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) or any successor thereof, (the “Termination Benefits”) would be deemed to include an “excess parachute payment” under Section 280G of the Code; and (ii) if (A) such Termination Benefits were reduced to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three times the Executive’s “base amount,” as determined in accordance with Section 280G of the Code, and (B) the Non-Triggering Amount less the product of the marginal rate of any applicable state and federal income tax and the Non-Triggering Amount would be greater than the aggregate value of the Termination Benefits (without such reduction) minus (a) the amount of tax required to be paid by the Executive thereon by Section 4999 of the Code and further minus (b) the product of the Termination Benefits and the marginal rate of any applicable state and federal income tax, then (iii) the Termination Benefits shall be reduced to the Non-Triggering Amount.

b. If it is determined that the Executive’s Termination Benefits shall be reduced pursuant to this Section 8(a), the Executive shall be entitled to designate the Termination Payments to be so reduced; provided that if the Executive fails to make such designation within five (5) business days after receipt of the notice from the Accounting Firm, as provided in Section 8(c) below, the Company may effect such reduction in any manner it deems appropriate.

c. Any determination of whether there will be a limitation on payments to the Executive pursuant to Section 8(a) above shall be made by the nationally recognized certified public accounting firm used by the Company immediately prior to the Change of Control or, if such firm declines to serve, such other nationally recognized certified public accounting firm as may be designated by the Executive (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive not less than ten (10) business days prior to the Change of Control. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. For purposes of making the calculations required by this Section 8, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code.

d. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would result in a loss by the Company of any portion if its tax deduction for payments made by the Company to the Executive due to the application of Section 280G of the Code.

e. Notwithstanding any other provision of this Section 8, the Company may withhold and pay over to the Internal Revenue Service for the benefit of the Executive all or any portion of the applicable taxes under Section 4999 of the Code that it determines in good faith that it is or may be in the future required to withhold, and the Executive hereby consents to such withholding.

9. Arbitration and Equitable Relief.

a. Except as provided in Section 9(d) below, the Executive and the Company agree that to the extent permitted by law, any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof will be settled by arbitration to be held in the County of Santa Clara, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). There will be one arbitrator who may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

b. The arbitrator will apply California law to the merits of any dispute or claim, without reference to rules of conflict of law. The Executive hereby expressly consent to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the parties are participants.

c. The Company will pay the direct costs and expenses of the arbitration. The Company and the Executive are responsible for their respective attorneys’ fees incurred in connection with enforcing this Agreement.

d. The Company and the Executive may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary to enforce the provisions of this Agreement, without breach of this arbitration agreement and without abridgement of the powers of the arbitrator.

THE EXECUTIVE HAS READ AND UNDERSTOOD THIS SECTION 9, WHICH DISCUSSES ARBITRATION. THE EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, THE EXECUTIVE AGREES TO THE EXTENT PERMITTED BY LAW, TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF THE EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

i. EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION;

ii. ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, AND ANY LAW OF ANY STATE; AND

iii. ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

10. Miscellaneous Provisions.

a. Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

b. Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement and any proprietary information agreement represent the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior arrangements and understandings regarding same.

c. Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, as applied to agreements among California residents entered into and to be wholly performed within the State of California (without reference to any choice or conflicts of laws rules or principles that would require the application of the laws of any other jurisdiction).

d. Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

e. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

f. Code Section 409A. This Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Section 409A of the Code, and any payment scheduled to be made hereunder that would otherwise violate Section 409A of the Code shall be delayed to the extent necessary for this Agreement and such payment to comply with Section 409A of the Code.

(i) Notwithstanding anything to the contrary in this Agreement, if at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in Section 409A of the Code, as determined by the Company in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in the payments or benefits ultimately paid or provided to Executive) until the date that is at least six (6) months following the Executive’s termination of employment with the Company (or the earliest date permitted under Section 409A of the Code), whereupon the Company will pay the Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to the Executive under this Agreement during the period in which such payments or benefits were deferred. Thereafter, payments will resume in accordance with this Agreement.

(ii) Additionally, in the event that following the date hereof the Company or the Executive reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code, the Company and the Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

SPANSION INC.

By:
Title:
Date:

EXECUTIVE

Signature

Print Name

Date: